Exhibit 99.1

FOR IMMEDIATE RELEASE

JanOne strikes agreement with CoreRx, a leading cGMP contract manufacturer, for Phase 2b clinical formulation and development

JanOne’s lead drug clinical candidate TV1001SR to treat PAD and associated pain will be manufactured by CoreRX Pharma with phase 2b trials expected to begin Q4 2020

LAS VEGAS, NV, February 6, 2020 - JanOne Inc. (NASDAQ: JAN), a company focused on bringing treatments to market for conditions that cause severe pain and drugs with non-addictive pain relieving properties, has executed a manufacturing agreement for the formulation and manufacturing of TV1001SR, a treatment for Peripheral Artery Disease (PAD). PAD affects over 8.5 million people in the United States and there are currently no direct treatments for PAD on the market today. Research Market Future (MRFR) values the PAD market at $3.47 billion in the United States by 2023.1”

“CoreRx’s extensive clinical development experience and capabilities made them a natural choice for phase 2b formulation and manufacturing. As we finalize our clinical protocols for FDA submission and enter the next phase of trials for what we believe could be an effective PAD treatment, CoreRx is a proven partner with exceptional quality controls,” commented Tony Giordano, PhD, JanOne’s chief scientific officer.

Current PAD treatments only mitigate the effect of symptoms without treating the underlying cause – reduced ischemic tissue blood flow - which is a lack of blood flow to the extremities, and often leads to severe pain. As a result, according to a recent Stanford University study2, nearly 25% of patients with PAD are at increased risk of high opioid use. TV1001SR treats the underlying cause of PAD and associated pain, therefore potentially eliminating the need to prescribe dangerous opioids.

“JanOne presents a unique opportunity for our company to have an impact on patients beyond the disease itself with the potential pain relieving qualities of its PAD formulation,” said CoreRx President and CEO, Todd R. Daviau. “We share JanOne’s vision for bringing to market a drug that can treat the underlying cause of PAD and that the company believes also has the potential to reduce the need for opioid prescriptions to treat associated pain. This emboldens our commitment to help make TV1001SR a success.”

CoreRx is a contract development manufacturing organization (CDMO) established in 2006. The company operates over 150,000 square feet of cGMP lab and manufacturing

[1]	Market Watch, April 26, 2019, Peripheral Artery Disease (PAD) Market Size 2019 | Global Industry is expected to reach at $ 3.47 billion, at CAGR of 6.5 % By 2023.

[2]	Dr. Itoga Department of Surgery Stanford University: 24.7% of PAD people with PAD are at increased risk of high opioid use https://www.jvascsurg.org/article/S0741-5214(19)30179-X/fulltext

Exhibit 99.1

facilities, including six formulation suites, 18 manufacturing suites, and two analytical labs. The company began by specializing in clinical drug development and now has established itself as a leading commercial-scale pharma manufacturer. CoreRx has worked closely with leading pharma and bioscience players through FDA approval and commercialization for a wide range of drug formulations affecting millions of patient lives.

JanOne’s CEO, Tony Isaac said, “We expect the formulation process of TV1001SR to begin this March and phase 2b clinical trials to begin Q4 2020. We are confident that CoreRX Pharma will help us to safely and efficiently work through clinical trials, and for what we hope will be a future where we obtain FDA approval and full commercialization.”

About JanOne

JanOne is a unique NASDAQ-listed company that is focused on bringing medications to market to treat diseases that cause severe pain in an effort to reduce the need for prescriptions opioids often used to treat disease associated pain. The company is also exploring solutions for non-addictive pain medications. The lead candidate is for treating peripheral artery disease (PAD), a condition that affects over 8.5 million Americans, with plans currently underway for phase 2b trials. JanOne is currently dedicated to funding resources toward innovation, technology, and education for PAD and neuropathic pain. The company continues to operate its legacy businesses, ARCA Recycling and GeoTraq, under their current brand names. ARCA Recycling provides turnkey recycling and replacement services for utilities and other sponsors of energy efficiency programs. GeoTraq engages in the development, design and, ultimately, the company expects, sale of Mobile IoT modules. Please visit www.janone.com for additional information.

About CoreRx, Inc.

CoreRx, a Contract Development Manufacturing Organization (CDMO) with capabilities to support clinical – niche commercial manufacturing, offering state of the art facilities to support your supply chain needs. Our integrated offerings provide comprehensive services for the development, manufacturing and testing of solid, liquid and semi-solid dosage forms. For more detailed information about the CoreRX Pharma, visit www.corerxpharma.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to whether TV1001SR has the ability to reduce the need for opioid prescriptions to treat associated pain, and other statements including words such as “continue”, “expect”, “intend”, “will”, “hope” “should”, “would”, “may”, “potential” and other similar expressions. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a

Exhibit 99.1

number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic, competitive, political and social uncertainties, and contingencies. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements described in this press release. Such factors could include, among others, those detailed in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”).

Should one or more of these risks or uncertainties materialize, or should the assumptions set out in the section entitled “Risk Factors” in our filings with the SEC underlying those forward-looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this press release and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. We cannot assure you that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and accordingly investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein.

###

Media contact:

Mark Rosenberg

mark@trueparallel.com

919-412-7378